Exhibit 14.1

February 2004

The Conway National Bank
Code of Ethics Policy

The Bank Bribery Law (12 U.S.C. 215) prohibits an officer, director, employee, agent, or attorney of The Conway National Bank to corruptly solicit or demand for the benefit of any person, or to corruptly accept or agree to accept, anything of value from any person, with the intent of being influenced or rewarded in connection with any business or transaction of the bank.  The law also prohibits any individual to corruptly give, offer, or promise anything of value to any person, with the intent of influencing or rewarding an officer, director, employee, agent, or attorney of the bank in connection with any business or transaction with the bank.  If the value of the thing offered or received exceeds $100.00, the offense is a felony punishable by up to five years imprisonment and a fine of $5,000.00 or three times the value of the bribe or gratuity.  If value does not exceed $100.00, the offense is a misdemeanor punishable by up to one year imprisonment and maximum fine of $1,000.00.

The Conway National Bank understands that the intent of the law is to reach acts of corruption in the banking industry and not the prosecution of insignificant gift giving or entertaining that does not involve a breach of fiduciary duty or dishonesty.  Accordingly, the bank considers the following to be within the guidelines of acceptable conduct:

(A)     the acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships where it is clear that it is those relationships rather than the business of the bank concerned which are the motivating factor;

(B)     the acceptance of meals, refreshments, travel arrangements, accommodations, or entertainment, all of reasonable value and in the course of a meeting or other occasion the purpose of which is to hold bona fide business discussions, provided that the expenses would be paid for by the bank as a reasonable business expense, if not paid for by another party;

(C)     the acceptance of loans from other financial institutions on customary terms to finance proper and usual activities;

(D)     the acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, calendars, and similar items;

(E)     the acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

(F)     the acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as promotion, new job, wedding, retirement,
         Christmas or bar or bat mitzvah; or

(G)     the acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

The bank may also approve, on a case by case basis, other circumstances not identified above in which a bank officer accepts something of value in connection with bank business, providing the officer involved provides a full written disclosure of all relevant facts and senior bank management approves in writing and determines that the act is consistent with the bank bribery statute.

While The Conway National Bank is reluctant to establish a fixed dollar amount as to what is considered "reasonable value" due to the nature of various benefits that a bank officer may receive from those doing or seeking to do business with the bank during the normal course of business and within the guidelines of ethical conduct of the bank, the bank will normally consider an amount up to $100.00 to be of "reasonable value".  If an officer of the bank receives or is offered something of value above $100.00, the bank officer must disclose that fact in writing to senior bank management. The bank will keep contemporaneous written reports of such disclosures and senior management will review the disclosures and determine that what is accepted is reasonable and does not pose a threat to the integrity of the bank.  This reporting and review mechanism should serve to prevent situations that might otherwise lead to implications of corrupt intent or breach of trust and should enable the bank to better protect itself from self-dealing.

The Conway National Bank also recognizes that a serious threat to the integrity of the bank may occur when a bank officer becomes involved in outside business interests or employment that gives rise to a conflict of interest.  Such conflict of interest may evolve into corrupt transactions.
Accordingly, The Conway National Bank prohibits officers from self-dealing or otherwise trading on their positions with the bank or accepting from one doing or seeking to do business with the bank a business opportunity not available to other persons or that is made available because of the officer's position with the bank.  In this regard, the bank will require all bank officers to disclose all potential conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates, or competitors of the bank.

To comply with the above-stated policy, all bank officers are required to:

(1)     Sign and return a form which acknowledges receipt of the policy and indicates agreement to comply therewith;

(2)     Disclose in writing any potential conflicts of interest; and

(3)     Disclose in writing the receipt or offer of something of value above $100.00.

The Conway National Bank
Code of Ethics
Acknowledgement/Disclosure Form

     I acknowledge receipt of The Conway National Bank Code of Ethics Policy and agree to comply therewith.

___________________________            ___/___/___
Signature                                                        Date

     I further disclose the following potential conflicts of interest:

Note:       Please fully describe any potential conflicts of interest.
               If none, so state.